SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: February 23, 2005

Commission file number 1-8198
HSBC FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	86-1052062
(State of Incorporation)	(IRS Employer Identification Number)

2700 Sanders Road, Prospect Heights, Illinois	60070
(Address of principal executive offices)	(Zip Code
(847) 564-5000
Registrant’s telephone number, including area code
      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

During the fourth quarter of 2004, as part of HSBC Finance Corporation’s (the “Company”) preparation for the implementation of International Financial Reporting Standards (“IFRS”) by its parent, HSBC Holdings plc (“HSBC”), management undertook a review of the Company’s hedging activities to confirm conformity with the accounting requirements of IFRS, which differ in several respects from the hedge accounting requirements under U.S. generally accepted accounting principles (“U.S. GAAP”) as set out in Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). As a result of this review, management determined that there were some deficiencies in the documentation required to support hedge accounting under U.S. GAAP. These documentation deficiencies arose following the Company’s acquisition by HSBC. As a consequence of the acquisition, pre-existing hedging relationships, including hedging relationships that had previously qualified under the “shortcut” method of accounting pursuant to SFAS 133, were required to be reestablished. At that time there was some debate in the accounting profession regarding the detailed technical requirements resulting from a business combination. Management consulted with the Company’s independent accountants, KPMG LLP, in reaching a determination of what was required in order to comply with SFAS 133. Following this, management took the actions believed to be necessary to maintain hedge accounting for all of the Company’s historical hedging relationships in its consolidated financial statements for the period ended December 31, 2003 and those consolidated financial statements received an unqualified audit opinion.
Management, having determined during the fourth quarter of 2004 that there were certain documentation deficiencies, engaged independent expert consultants to advise on the continuing effectiveness of the identified hedging relationships and again consulted with the Company’s independent accountants, KPMG LLP. As a result of this assessment, management concluded that a substantial number of the Company’s hedges met the correlation effectiveness requirement of SFAS 133 throughout the period following the Company’s acquisition by HSBC. However, management also concluded in conjunction with KPMG LLP that, although a substantial number of the impacted hedges satisfied the correlation effectiveness requirement of SFAS 133, there were technical deficiencies in the documentation that could not be corrected retroactively or disregarded notwithstanding the proven effectiveness of the hedging relationships in place and, consequently, that the requirements of SFAS 133 were not met and that hedge accounting was not appropriate during the period these documentation deficiencies existed. Management therefore determined that the Company should restate all the reported periods since the acquisition by HSBC to eliminate hedge accounting on the impacted hedging relationships.
The Company’s board of directors discussed this determination with management and KPMG LLP on February 23, 2005, and concluded that the Company should restate its consolidated financial statements for the subject periods to eliminate hedge accounting on all hedging relationships outstanding at March 29, 2003 and certain fair value swaps entered into after that date.
During the period from acquisition through December 31, 2004, the Company is reporting net income of $3.3 billion. The cumulative impact of the loss of hedge accounting during this period is to increase net income by $113 million. The resulting accounting does not reflect the economic reality of the Company’s hedging activity and has no impact on the timing or amount of operating cash flows or cash flows under any debt or derivative contract. It does not affect our ability to make required payments on our outstanding debt obligations. Furthermore, the restatement has no impact on the Company’s results on a U.K. GAAP basis, which are used to measure and reward performance of employees. Finally, the Company’s economic risk management strategies have not required amendment.
The Company has restated its consolidated financial statements for the previously reported quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004, and the period March 29, 2003 through December 31, 2003. The Form 10-K filed today by the Company for the year ended December 31, 2004 includes all adjustments relating to the restatement for all such prior periods. Amended Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004 that reflect all adjustments relating to the restatement will be filed on or before March 31, 2005. A Current Report on Form 8-K, which will include as an exhibit an amended Form 10-K for the year ended December 31, 2003 reflecting the restatement of the consolidated financial statements for the period March 29, 2003 through December 31, 2003 of Household Finance Corporation, the Company’s wholly owned subsidiary prior to December 15, 2004, when it was merged with and into the Company, will also be filed on or before March 31, 2005.

Signature

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSBC FINANCE CORPORATION
(Registrant)

By:	/s/ Simon C. Penney

Simon C. Penney
Senior Executive Vice President
and Chief Financial Officer
Dated: February 28, 2005